Exhibit 99.1


[GRAPHIC OMITTED]


CONTACT:                          -OR-           INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                          The Equity Group Inc.
Robert K. Lifton                                 Adam Prior       (212) 836-9606
Chairman & CEO                                   Devin Sullivan   (212) 836-9608
(212) 935-8484

        MEDIS TECHNOLOGIES PRESENTS PROGRAMS FOR MORE POWERFUL FUEL CELLS
                       FOR LAPTOPS AND OFFICE AND HOME USE

New York, NY - October 5, 2006 - Medis Technologies Ltd. (NASDAQ:MDTL) announced that yesterday, in meetings held in Santa Clara, California, its Chief Technology Officer, Gennadi Finkelshtain, presented the Company's programs for the development of more powerful, refuelable fuel cells for computer laptops and stationary power for small office and home use. The programs are based on Medis' platform fuel cell technology, which is already embedded in the Company's commercial fuel cell for its 24/7 Power Pack for charging a broad array of portable electronic devices. At meetings with major computer OEMs (original equipment manufacturers) and other companies related to that field, Mr. Finkelshtain presented Medis' program for developing a power source for laptops.

This fuel cell product for charging laptop batteries is planning to deliver 15-20 watts and 12-15 volts for a period of 8-10 hours on each refueling. The fuel cell product is expected to operate at a level of efficiency like that of the Medis 24/7 Power Pack, so that it will have no significant discernable heat. Minimizing heat is a key prerequisite for achieving a commercial power supply product for laptops. The completion of the development of a fully qualified pre-production product is estimated to take 24 months from the time development starts.

Mr. Finkelshtain also presented to a major potential partner the Medis program to develop refuelable cartridge fuel cell products of one to two kilowatts, to be used for stationary power for small office and home use. The initial product concept has a preliminary size of approximately 40x60x50 CM and a system weight of approximately 25 Kg (including cartridge). The completion of the development of a fully qualified pre-production product is estimated to take 30 months from the time development starts.

"Now, that we have successfully completed development of the 24/7 Power Pack and are getting ready for large scale production, it is appropriate to start development of the next generation of fuel cell products," said Robert K. Lifton, Chairman and CEO of Medis Technologies. "The programs presented by Mr. Finkelshtain and the specificity of their characteristics provide a clear template of Medis' future fuel cell products and address a vast market need. We are particularly pleased with the reactions to the programs presented by Mr. Finkelshtain yesterday. We would like to work closely with companies like these in our program for developing these fuel cell products so that the final products reflect industry needs and desires. To that end, we have invited companies that are interested in such a development program to join with us and we look forward to their near term responses.

On October 10th, we plan to show those programs to a privately invited audience in New York City."

Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed

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Medis Technologies Ltd.                                                   Page 2
October 5, 2006


the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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